Exhibit 99.2

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ONLINE MUSIC RETAILER LIQUID SPINS TO BE ACQUIRED BY MAX SOUND

Santa Monica, Calif., October 9, 2012 – Max Sound Corporation (OTC Bulletin Board: MAXD) the HD Audio Company that is bringing life back to music, movies, audiobooks, video games, television and mobile devices, announced today that it has entered into a letter of intent to acquire the assets of Liquid Spins, Inc. a non-traditional digital media distribution company that specializes in QR code marketing, apparel merchandising, scratch-off codes and other creative targeted strategies that focus on selling music in areas not currently being sold.

Through Liquid Spins’ “non traditional” placement approach, they have engineered a partnership with InComm, the industry leader, marketer, distributor of stored-value gift cards and prepaid products. Incomm manufactures and distributes the Itunes giftcards for Apple Inc. You can find their point of sale displays in over 225,000 locations.

Liquid Spins gift cards will be marketed in Play and Trade, Variety Wholesalers, Casey’s, Holiday Corp., Huck’s, Valero Stores, Kum & Go, Kwik Trip, Zeevex, American Media magazines, upcoming consumer promotions, restaurant chains and will soon be adopted by several nationwide retailers.

 “Music shouldn’t sound like you paid $0.99 cents for it. When you hear your purchase in MAXD, you’ll think you spent a fortune on it!  MAXD gives our large audience in the non-traditional markets something extremely special that can’t be found anywhere else” - Christy DiNapoli, President, Liquid Spins Entertainment Division.

The announcement that Liquid Spins has agreed to be acquired arrives just before the release of the MAXD Mobile App, which will give consumers the opportunity to experience MAXD High Definition Audio from their smart phones, as well as the upcoming launch of the MAXD Online Store, where consumers will soon be able purchase MAXD High Definition Audio Books from several catalogues including Simon and Schuster.

“This acquisition is going to give our company the ability to offer consumers millions of music titles, which will compliment our goal of widespread consumer adoption of the soon-to-be released MAXD Mobile App” said John Blaisure, CEO of Max Sound.

The closing of the transaction is contemplated to be a purchase of Liquid Spins’ assets in exchange for shares of Max Sound and is subject to the execution of a definitive purchase agreement and approval of the transaction by the shareholders of Liquid Spins, Inc.

ABOUT LIQUID SPINS
Liquid Spins is an established digital media distribution company who has secured contracts with all major record labels in the United States including Sony, Universal, Warner, Emi, Red and Curb. Liquid Spins has secured partnerships with major brands and well-known brick and mortar retailers as well as nationwide restaurants chains. Its QR portals can appear anywhere; an event, a concert or an establishment for the immediate purchase of a song or album.  Learn more at www.LiquidSpins.com

ABOUT MAX SOUND COROPORATION
MAXD is to audio what HD (High Definition) is to video. The MAXD™ Audio Process makes everything sound better and can convert any audio file to high definition quality while significantly reducing the file size. Visit us www.MaxSound.com

Max Sound® and MAXD™ are registered trademarks and Patent Pending technologies wholly owned by Max Sound Corporation.  All other trademarks are the property of their respective owners.

SAFE HARBOR STATEMENT
Statements in this press release which are not purely historical, including statements regarding Max Sound’s intentions, beliefs, expectations, representations, projections, plans or strategies regarding the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company’s cash flow or adequacy of capital resources, market acceptance risks, technical development risks, and other risk factors. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Max Sound disclaims any obligation and does not undertake to update or revise any forward-looking statements in this press release.

Max Sound Corporation
Contact: John Blaisure  Phone: 888-777-1987
Email: john@maxsound.com